AN-CON GENETICS, INC.
734 WALT WHITMAN ROAD
SUITE 207
MELVILLE, NY 11747
(516)421-5452


RE:       An-Con Genetics, Inc.
     AMENDED PRELIMINARY PROXY MATERIAL


Enclosed is the Amended Preliminary Proxy Material.















































AN-CON GENETICS, INC.
734 WALT WHITMAN ROAD
SUITE 207
MELVILLE, NY 11747
(516) 421-5452

Notice of Special Meeting of Shareholders
To be Held July 24, 1998
At 10:00 A.M.

To our Shareholders:

A Special Meeting of Shareholders of An-Con
Genetics,Inc. (the "Company") will be held at 734 Walt
Whitman Road, Suite 207, Melville, New York on July 24,
1998 at 10:00 a.m. to consider and take action on the following matters:

1. Authorize an increase in the capitalization of the Company from a total of 15,000,000 shares having a par value $.001 per share to 60,000,000 shares having a par value of $.001 per share of which 50,000,000 shares shall be common stock par value $.001 per share and 10,000,000 shares shall be Preferred Stock, par value
$.001 per share;

2.   Change the name of the Company to Bovie medical
Corporation;

3.   Ratify the Company's 1998 Non - statutory Stock
Purchase and Option Plan.

4. Transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of shares of common stock at the close of business on May 31, 1998 are entitled to notice of and to vote at the Special Meeting. A Proxy
Statement explaining the matters to be acted upon at the Special meeting follows. Please read it carefully.

WHETHER OR NOT YOU EXPECT TO BE PERSONALLY PRESENT AT
THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS
PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT
DELAY IN THE ENCLOSED ENVELOPE.  ANY PROXY MAY BE
REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FOLLOWING
THE INSTRUCTIONS SET FORTH ON PAGE ONE OF THE
ACCOMPANYING PROXY STATEMENT.


BY ORDER OF THE BOARD OF DIRECTORS


                    ANDREW MAKRIDES
                    PRESIDENT





                           AN-CON GENETICS, INC.
                           734 Walt Whitman Road
                                Suite 207
                           Melville, NY 11747
                             (516) 421-5452

                             PROXY STATEMENT

                     Special Meeting of Shareholders
                       To Be Held on July 24,1998


                                                              June 15, 1998



Solicitation and Voting of Proxies

    This Proxy Statement is furnished in connection with the solicitation on behalf of AN-CON GENETICS, INC.
(the "Company" or An-Con) of proxies to be voted at the Special Meeting of Shareholders to be held on July 24, 1998, at 734 Walt Whitman Rd, Suite 207, Melville, New
York at 10 A.M.

    The Board of Directors of the Company has fixed the close of business on May 29, 1998 as the record date for the determination of holders of shares of outstanding common stock entitled to notice of and to vote at the Special Meeting. On May 29, 1998, there were outstanding 13,629,93 shares of the Company's common stock, the holders of which will be entitled to one vote per share for each matter submitted to a vote at the Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares entitled to vote will constitute a quorum for the transaction of business.

     A proxy in the accompanying form which is properly signed, dated and returned to the Company and not revoked will be voted in accordance with the instructions contained therein. If no instructions are indicated, proxies will be voted as recommended by the Board of Directors. Shareholders who execute proxies may revoke them at any time prior to their being exercised by delivering written notice to the Secretary of the Company or by subsequently executing and delivering another proxy at any time prior to the voting. Mere attendance at the Meeting will not revoke the proxy, but a shareholder present at the Meeting may revoke his proxy and vote in person.

    As of the date of this Proxy Statement, the only business which the management of the Company intends to present at the Meeting are the matters set forth in the accompanying Notice of Special Meeting. Management has no knowledge of any other business to be presented at the Meeting. If other business is brought before the Meeting, the persons named in the enclosed form of proxy will vote according to their discretion.

Expenses of Solicitation

    The cost of soliciting proxies is estimated not to exceed $20,000 and will be borne by the Company, including expenses in connection with the preparation and mailing of this Proxy Statement and all papers which now accompany or may hereafter supplement it. The solicitation will be made by mail. The Company will supply brokers or persons holding shares of record in their names or in the names of nominees for other persons, as beneficial owners, with such additional copies of proxies, proxy materials and Annual Reports as may reasonably be requested in order for such record holders to send one copy to each beneficial owner, and will upon request of such record holders, reimburse them for their reasonable expenses in mailing such material.

    Certain directors, officers and employees of the Company, not especially employed for this purpose, may solicit Proxies, without additional remuneration therefor, by mail, telephone, telegraph or personal interview.

Shareholders should note that this meeting is not the annual meeting of shareholders, which will be scheduled following this Special Meeting.

INCORPORATION BY REFERENCE

The latest financial statements of the Company, as well as other information regarding the company may be found in other documents the company has filed or will file with the SEC. The following documents are incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

(2)  The Company's Form 10-Q for the quarter ended March
31, 1998.

The Company undertakes to provide without charge to each person to whom Proxy Materials are delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference. Such requests should be made to:

     An-Con Genetics, Inc.
     734 Walt Whitman Road, Suite 207
     Melville, NY 11747
     (516) 421-5452


Directors and Executive Officers

     As of March 31, 1998, the Company s Executive
Officers and directors were as follows:

Name           Age       Position
Director since

J. Robert Saron     45        Chairman of the Board
August, 1994             Chief Executive
                         Officer, Director

Andrew Makrides     56        President
December, 1982

Joseph F. Valenti   81        Director
October, 1995

George W. Kromer    56        Director
October, 1995

Delton Cunningham   33        Secretary, Treasurer
                         Vice President/CFO

Moshe Citronowicz   45        Executive Vice President
                         Chief Operating Officer
_________________________
     On April 14, Alfred V. Greco, age 62, a principal of Alfred V. Greco, P.C., counsel to the Company, was elected an additional director of the Company to serve until the next annual meeting of shareholders presently scheduled for October, 1998.

     On May 8, 1998, Kenneth W. Davidson, age 51,
Chairman of the Board and Chief Executive Officer of
Maxxim Medical, Inc, a Delaware corporation the shares of which are traded on the New York Stock Exchange was duly elected as an additional director of the Company to serve until the next annual meeting of shareholders.

J. Robert Saron, Chairman of the Board and Chief
Executive Officer, holds a Bachelors degree in Social and Behavioral Science from the University of South
Florida. From 1988 to present Mr. Saron has served as President and director of Aaron Medical Industries, Inc.
(formerly Suncoast Medical Manufacturing, Inc.).  In
March, 1995 Mr. Saron was elected Chairman and Chief
Executive Officer of An-Con Genetics, Inc.

Andrew Makrides, Esq., President, member of the Board of
Directors, and former Chairman, received a Bachelor of Arts degree in Psychology from Hofstra University and a Juris Doctor Degree from Brooklyn Law School. He is a member of the New York Bar and has practiced law from 1968 until joining An-Con Genetics, Inc. as Executive
Vice President and director, in 1982. Mr. Makrides became President of the Company in 1985 and served as such to date.

Joseph F. Valenti, filled a vacancy on the Board of Directors and became a member of the Board of Directors on October 1, 1995. He is the former Vice-President of the International Division of Aaron Medical Industries,
Inc. and retired as of January 1, 1995, from that position. He continues to be the principal shareholder and chief executive officer of Valpex International
Corporation, a company which, is wholly owned by him, engaged in the import of products. This import company is a major supplier of the Company's light bulbs which, are used in the Company's various manufactured lighting products. The prices paid by the company for the products are competitive with those from other sources.
He received a Bachelor of Arts Degree in Languages from the College of the City of New York in 1939. He has been associated with Aaron Medical Industries, Inc. and its predecessor companies since 1980 and was charged with developing the international sales department and increasing exports sales on behalf of Aaron. See
 Certain Transactions .

George W. Kromer, Jr., filled a vacancy on the Board of Directors and became a director on October 1, 1995. Mr.
Kromer is a Senior Financial Correspondent for "Today's
Investor" and is utilized as a consultant by other companies whose shares are listed on the American Stock
Exchange and Over-the-Counter Exchange. An-Con has also retained Mr. Kromer on a month-to-month basis as a consultant in addition to his capacity as a director.
He received a Master's Degree in 1976 from Long Island
University in Health Administration. He also holds a Bachelor of Science Degree from Long Island University's
Brooklyn Campus and an Associate in Applied Science
Degree from New York City Community College, Brooklyn,
New York.  See  Certain Transactions .

Moshe Citronowicz, is a graduate of the University of
Be'er Sheva, Be'er Sheva, Israel, with a Bachelor of
Science degree in electrical engineering.  He has also
received certificates from Worcester Polytech, Lowell
University and the American Management Association for
completion of seminars in MRP, master scheduling,
purchasing SPC, JIT, accounting and plant management.
Since coming to the United States in 1978, Mr.
Citronowicz has worked in a variety of manufacturing and
high tech industries.   In October 1993, Mr. Citronowicz
joined the Company as Vice President of Operations.   He
is responsible for all areas of manufacturing,
purchasing, product re-design, as well as new product
design.   In September 1997, Mr. Citronowicz was
appointed by the board of directors to the position of Executive Vice President and Chief Operating Officer.




Delton N. Cunningham, Vice President and Chief Financial
Officer of the Company, holds a Bachelor of Science in Accounting from the University of Florida. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.
Mr. Cunningham began his career with the Miami office of Arthur Anderson & Company. In June of 1991 Mr.
Cunningham joined Aaron Medical Industries, Inc., as the
Company's Chief Financial Officer.  In June of 1992 Mr.
Cunningham became Vice President of Aaron Medical
Industries, Inc. and in April of 1993, he was elected
Corporate Secretary of Aaron by the Board of Directors.

                              REMUNERATION

Item 10.   The following table sets forth the
compensation paid to the executive officers of the registrant for the three years ended December 31, 1997:

Summary Compensation Table
Annual Compensation

Name and
Principal                             Annual
Position        Year       Salary     Bonus(a)

J.Robert Saron
CEO/Chairman      1997$155,865   $ 2,460
      1996     143,000  42,600
       1995    116,000  39,600

Andrew Makrides
President         1997  103,382    1,784
       1996     90,000   8,400
       1995     77,000  11,800

Moshe Citronowicz
Executive Vice President-
Chief Operating   1997  107,044    1,921
Officer1996    104,600  11,200
       1995     97,000  11,800

Delton Cunningham
Secretary, Treasurer,
Vice President/
CFO    1997     90,325   1,516
       1996     86,000   8,400
       1995     82,900   8,800

(a) In 1997, the officers waived their right to 1996 bonuses and the bonuses were cancelled.




















REMUNERATION(CONTINUED)

Long Term Compensation
               Awards Pay-outs
                                   Securities
                          Restricted
underlying
                     Other(b)      Stock     Options/
            Year     Compensation  Awards    SARS(#)
Pay-outs
J.Robert Saron
CEO/Chairman 1997    $9,352        --             --   --
              1996   8,100         --             90,000    --
                 1995        23,700               --   --   --

Andrew Makrides
President     1997   9,598         --             --   --
              1996   9,700         --             70,000    --
              1995   8,000         --             --   --

Moshe Citronowicz
Executive Vice President-
Chief Operating 1997 9,352         --                  --   --
Officer 1996  8,100  --   25,000   --
              1995   8,000         --                  --   --

Delton Cunningham
Secretary,
 Treasurer,
Vice President/
CFO           1997   9,262         --                  --   --
              1996   7,400         --                  55,000    --
              1995   8,000         --                  --   --

(b) Other compensation consists of medical, insurance and auto.

Option/SAR Grants Table


                       Values of
                      securities
             Number ofunderlying
              shares  unexercised
             Acquired   Options
        on Value FY-End(#)sar/s at

Name and
Principal
PositionYear  Exercise Realized      Exercisable



J. Robert Saron
CEO    1997  --      --        --
       1996  --      --        101,250
       1995  --      --        --


Andrew Makrides
President1997       --         --            --
        1996 --      --        78,750
        1995 --      --        --


Moshe Citronowicz
Vice    1997 --      --        --
President 1996      --         --            28,125
Operations1995      --         --            --


Delton Cunningham
Vice, President/
CFO     1997 --      --        --
Secretary,1996       --        --  61,875
Treasurer,1995       --        --  --

Outside Directors are compensated in their capacities as Board members through option grants. Through the year
1997, the Company's Board of Directors presently consisted of J.Robert Saron, the CEO, Andrew Makrides,
President, Joseph F. Valenti and George W. Kromer, Jr.
Mr. Saron is also President and CEO of Aaron.  Mr.
Kromer has been retained on a month-to-month basis pursuant to verbal agreement as a financial and public relations consultant by An-Con for the past year at an average monthly fee of $950.

In 1996 and 1997 George Kromer and Joseph Valenti were awarded 105,000 and 120,000 options each for five to ten years to purchase An-Con stock from $.75 to $1.125 per share.

There have been no changes in the pricing of any options previously or currently awarded.

As of the 1st day of January, 1998, the Company cancelled its prior employment agreements with its officers and entered into a new employment agreement with them. The agreements vary in terms over a period of between 2 and 5 years and provide for compensation in amounts varying from $51,100 for the lowest paid officer to $136,000 for the highest paid executive officer per year, plus additional amounts for automobile allowance ($500 to $600 per month). Each new agreement also provides for annual cost of living percentage increases as to salary and automobile allowance. In addition to the foregoing, each agreement for the company's executive officers provides for customary executive benefits, indemnification for corporate accounts and may be terminated (a) upon death, or (b) on thirty (30) days notice by the officer to terminate, or
(c) by the Company, (i) without cause, upon the majority approval of the Board of Directors on thirty (30) days written notice (wherein the Company shall be obligated to pay the employee compensation under the agreement for the balance term of the agreement) and (ii) the employee may elect, in lieu of (i) above, to cancel his agreement and obtain severance payments equal to three times the annual salary and bonus in effect during the month preceding such termination; or (d) by the Company for cause, if during the time of employment, the employee violates the covenant not to compete provisions of the agreement, or is found guilty of a felony or crime of moral turpitude. The agreement also provides for a covenant not to compete directly or indirectly against the Company for a period of one year and cost of living increases and a 71/2 percent salary increase per year subject to approval of the board.

In May of 1997 the officers as a group waived their right to the bonuses as set forth in their contracts.
The board of directors will determine future bonuses.


Item 11.   Security Ownership of Certain Beneficial
Owners and Management of An-Con.

The following table sets forth certain information as of December 31, 1997, with respect to the beneficial ownership of the Company's common stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding shares, by directors who own common stock and by all officers and directors as a group.







                     Number ofNature           Percentage of
Name and       Title  Shares    of              outstanding
Address      of Class  ownedownership(i)         shares(i)

5% Beneficial
 Owners

Robert Speiser(iii)Common          753,333        Includes       5.3%
1340 Boca Ciega  Stock             shares only
Isle Drive
St. Petersburg,
Florida 33706


Directors

J. Robert Saron  Common  523,805   Includes            3.7%
(iii)     Stock          90,000 shares
Ashley Drive                       reserved for
Seminole, FL 34642                 options

J.Valenti Common         177,205   Includes       1.3%
5700 Mariner Drive Stock           shares 120,000
Tampa, Florida 33609               reserved for
                         options

G. Kromer Common         105,000   Includes         .7%
P.O. Box 188     Stock             105,000 shares
Farmingdale, NY 11738              reserved for
                         options


A.Makrides       Common  390,000   Includes  2.7%
(iv)      Stock          70,000 shares
20 Damin Circle                    reserved for
St. James, NY 11780                options

Officers and Directors
as a Group       Common   1,499,034     Includes  10.6%
          Stock           465,000 shares
                          reserved for
                          options
_______________________________

(i) Based on 14,116,274 shares outstanding on a fully diluted basis. Officers and directors have 465,000 options to acquire shares at March 31, 1998.

(ii) Mr. Robert Speiser resigned as the Company Chairman and Chief Executive Officer on March 20, 1995.

(iii) Robert Saron, who replaced Mr. Speiser as
Chairman, is the President and a director of Aaron
Medical Industries, Inc. As a result of the exchange of shares pursuant to the Aaron Acquisition Agreement, Mr.
Saron is the beneficial owner of 408,805 additional shares of An-Con (in addition to the 25,000 shares he had received prior to the merger). Mr. Saron also has the option to acquire an additional 90,000 shares.

(iv) Includes an option to acquire 70,000 shares at varying prices.

(v) During 1996, one transaction took place that materially changed shareholders' control of the Company:
Aaron shareholders received their shares on November 25, 1996 from the escrow agent, which gave them 37.7% of the outstanding shares of the Company at that time.
See "Certain Relationships and Related Transactions".

Certain Relationships and Related Transactions

Valpex International Corporation ("Valpex"), a Company owned and operated by Mr. Joseph Valenti, was a supplier of vacuum and Krypton bulbs and vinyl pouches to Aaron for several years. In 1996, Mr. Valenti joined An-Con as a director. On May 10, 1996, Valpex and Aaron entered a three year agreement that allows Aaron to purchase products directly from Valpex's manufacturers and suppliers. In exchange, Aaron agreed to pay a commission to Valpex on purchases from the agreed upon list of Valpex's suppliers. In 1997 and 1996, respectively, the equivalent sales of Valpex to Aaron were $117,700 and $126,000, respectively.

George Kromer, a director, also serves as a consultant to the Company with average consulting compensation of approximately $950 per month.

Directors' Compensation

     Independent (unaffiliated) directors, who are not employees, do not receive compensation for attending meetings. However the company pays their expenses for attending meetings of the Board. Approximately $5,000 was paid to cover expenses of independent directors attending Board of Director meetings during the year ended December 31, 1997. Independent directors are compensated essentially in the form of stock options under the Company s 1996 Employee and Consultant Stock
Option Plan. A total of 195,000 stock options were granted to directors in fiscal 1997.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Except to the extent that officers and directors of the Company have become recipients of stock options pursuant to the Company s 1998 Non-Statutory Stock
Purchase and Non-Statutory Option Plan, and except to the extent that additional shares will be required to be authorized to provide shares issuable on exercise of options granted under the plan, no officer, director or principal shareholder of the Company has any direct or indirect interest in any of the matters covered in the shareholder proposals.

     On May 8, 1998, Kenneth W. Davidson, Chief
Executive Officer of Maxxim Medical, Inc., a Delaware corporation the shares of which are traded on the New
York Stock Exchange, was elected a director of the Company to serve until the next annual meeting of shareholders. Pursuant to the Company s asset acquisition agreement with Maxxim, hereinafter discussed, the Company is required to deliver 3,000,000 shares of common stock in exchange for the Company s outstanding convertible promissory note for $3,000,000.
Accordingly as CEO of Maxxim, Mr. Davidson is interested in increasing the authorized capitalization which, among other things, will enable the Company to deliver the 3,000,000 shares of common stock (and convert and cancel the 3,000,000 promissory note) pursuant to the agreement. See Maxxim Medical Asset
Acquisition, Supply and License Agreement.

                               Proposal 1
                  Amendment to the Company's Certificate
          of Incorporation to Increase Authorized Capitalization
              Increasing Number of Common Shares Issuable
                  and creating a Blank Preferred Stock

    As of May 31, 1998 there were 13,629,693 shares of common stock issued and outstanding, 1,144,255 shares of common stock reserved for issuance upon future exercise of outstanding stock options and/or grants. A total of 14,773,948 shares will be issued and outstanding if all of the aforementioned options and grants are exercised.



    The Company is currently seeking to increase its authorized capitalization from 15,000,000 shares to 60,000,000 shares essentially in order to enable it, (a) to effectively conclude the intended terms of the Company s existing agreements with Advanced Refractory
Technologies, Inc. and with Maxxim Medical, Inc.
discussed below; to pursue its current acquisition policy to acquire additional assets or companies having assets and/or operations which are compatible with the Company's business; and (c) to provide additional shares for funding and growth. Management believes that this policy of growth through acquisition can best be pursued through utilization of equity (Common Stock) or Preferred Stock of the Company as opposed to cash. The
Company is constantly in need of its cash reserves for materials, operations and for internal growth as sales of its products continue to increase and new products are brought to market. The proposed increase in capitalization is deemed necessary by management to provide a sufficient amount of shares and/or Preferred
Stock that will enable the Company to raise capital, to be flexible in proposals to acquisition candidates and to consider significant acquisitions. The increase will provide the wherewithal for management to consider and aggressively pursue a desirable acquisition candidate or asset situation (of relatively significant size) without the necessity of further requesting shareholders to authorize an increase in the capitalization with the statutory and regulatory delays which are usually occasioned thereby. In many instances, such a delay could result in loss of opportunity. The proposed increase in capitalization is deemed by management to enable it to meet potential anticipated operational objectives by providing shares for future funding, if necessary or warranted and to provide shares for continued growth by acquisition. In addition the increased capitalization will give management the flexibility to issue stock dividends to shareholders, as deemed appropriate.

General Observations
Possible Adverse Aspects for Shareholders

     In addition to enabling management to issue additional shares without shareholder approval and thereby diluting the percentage ownership of existing shareholders of the Company, a further consequence of increasing the authorized shares of Common Stock of the Company is that management will have the potential ability to make more difficult, or to stave off hostile and/or friendly takeover attempts by third parties. The forgoing will be applicable even if such a transaction may appear on its face to be favorable to the interests of the shareholders. Such anti-takeover measures may include declaring a dividend and issuing shares to the existing shareholders of the Company, or selling the shares, with stockholders consent, to a friendly investor (a person or other entity whose interests are not opposed to those of the Company and its shareholders) or taking other measures with its authorized but unissued shares within its corporate powers to stave off takeover attempts. There are currently no "anti-takeover" measures included in any debt agreement, By-law or provision of the Company's
Certificate of Incorporation or any amendment thereto.

    The increase in the authorized number of shares together with other factors may also make the removal of management more difficult even if such removal would appear to be beneficial to shareholders generally, and may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent management. However, it is essential to note that whatever course of action management chooses to pursue, it is required to do so in the best interests of the shareholders.

     As of May 31, 1998 the Company had 13,629,693 shares issued and outstanding without giving effect to outstanding options or other derivative securities. The
Company's certificate presently authorizes 15,000,000 shares of common stock. Accordingly, based upon the aforementioned reasons and the Company s current acquisition policy, Management has determined to request shareholder approval of its resolution to increase the authorized shares from 15,000,000 to 60,000,000 shares of stock of which 50,000,000 shares shall be common stock and 10 million shares shall be blank preferred stock.


Advanced Refractory Technologies, Inc. ( ART ) and BSD
Development Beta Corporation ( BSD ) Asset and Corporate
Acquisitions

     On February 9, 1998 the Company entered into a series of contemporaneous agreements ( Contemporaneous ) and transactions involving two non-affiliated companies, Advanced Refractory Technologies, Inc. ("ART") a privately held New York corporation engaged in research and development of a certain patented diamond-like nanocomposite technology for the coating of products
("DYLYN Technology"), and BSD Development Beta
Corporation, a privately held Delaware corporation. As a result of the aforesaid transactions, the registrant acquired certain jobcoating equipment valued at $2,000,000 and consisting of two DYLYN deposition reactors inclusive of components and two electro-blade surgical mounting fixtures (the "Equipment") for coating electro-surgical blades and other specified medical devices utilizing the DYLYN Technology. The aforesaid, in addition to the acquisition by the Company of the Equipment, resulted in the acquisition by it of an exclusive 10-year license to use the DYLYN Technology to jobcoat specified medical products together with a manufacturing arrangement with ART whereby ART will operate and maintain the Equipment for the use of the DYLYN Technology under the License Agreement at ART's location in Buffalo, New York. The Company acquired all of the outstanding securities of BSD which is now a wholly owned subsidiary of registrant.

The license is an exclusive 10-year license to use the DYLYN technology to jobcoat specified medical products for marketing anywhere in the world. It provides essentially for payment of a royalty to ART based upon net revenues derived by the registrant directly or indirectly from the sale of products or fees from sub-licensees utilizing the DYLYN Technology. The exclusivity of the license is contingent upon ART receiving minimum jobcoating fees of $200,000 in the first contract year (estimated to commence August 1, 1998) and increasing by $100,000 per year for each succeeding contract year up to a minimum of $500,000 in the fourth contract year and each succeeding year thereafter.

The 10-year license is renewable for an additional 10-year period upon notice prior to 180 days of expiration, plus the payment by the registrant of $2 Million in cash or in shares of common stock of registrant having a fair market value aggregating $2 Million.

The license may be terminated by ART in the event of (a) registrant's failure to pay any fee due, (b) breach or default by registrant of any material term of the License Agreement or other related agreements between ART, BSD and or registrant; (c) breach or default of the Manufacturing Agreement; (d) registrant files a petition in bankruptcy or for an arrangement under any federal or state bankruptcy laws or is adjudicated insolvent; or
(e) a petition is filed proposing adjudication of registrant as bankruptcy or insolvent, and such petition is not dismissed within 90 days after filing thereof.

Manufacturing Agreement

Pursuant to the Contemporaneous Agreements, the Company was assigned a Manufacturing Agreement dated February 9, 1998, which provides that ART will jobcoat products pursuant to the registrant's specifications for a fee based upon its base cost as defined plus a percentage thereof, unless otherwise agreed. The Manufacturing
Agreement which is for a term of 5-years and renewable for an additional 5-years at the option of the registrant also provides for minimum annual job-coating fees which are to be offset against fees payable by the registrant to maintain exclusivity under the License
Agreement. Maintenance of exclusivity of the License will satisfy and obviate the minimum annual jobcoating fees payable under the Manufacturing Agreement.

Exchange of Shares

Pursuant to the Contemporaneous Agreements, the Company issued 2,000,000 shares of its common stock to ART and acquired all of the outstanding shares of common stock of BSD and an 8% Convertible Debenture of BSD in the principal amount of $750,000 in exchange for 3,000,000 shares of common stock of the Company. Upon completion of such transactions, the Company issued a total of 5,000,000 shares and the owned all of the outstanding securities of BSD which had licensing and manufacturing rights to operate the Equipment (which rights have been assigned to the Company), $250,000 in cash and a $750,000 secured note receivable.

Future Obligation of  the Company

Pursuant to the Contemporaneous Agreements, ART is entitled to exchange the 2,000,000 common shares of the Company for 2,000,000 shares of the Company s Series A
Preferred Stock containing specified rights and preferences (Preferred Stock), on or before September 6, 1998, subject to the approval of shareholders of a Certificate of Amendment of registrant's Certificate of Incorporation authorizing the issuance of such shares of Preferred Stock. The Preferred Stock is to be convertible into 2,000,000 shares of common stock of An-
Con and shall have certain preferences on liquidation and anti-dilution aspects. In the event the Company is unable, for any reason, to deliver the Preferred Stock to ART on or before September 6, 1998, then, prior to September 15, 1998, An-Con is to issue and deliver, without payment of any additional consideration by ART, an additional number of shares of An-Con's common stock having an aggregate fair market value of $500,000.
Furthermore, in the event An-Con should issue any shares of any series or class of its preferred stock having substantially the same rights and preferences as the Preferred Stock without the prior consent of ART (which shall not be unreasonably witheld), then An-Con is to issue and deliver to ART, without payment of any additional consideration by ART, an additional number of shares of An-Con's common stock having an aggregate fair market value equal to $500,000

     However, as indicated heretofore, subject to the approval of shareholders, the Company will authorize and issue 2,000,000 shares of preferred stock (the
"Preferred Stock") to ART in exchange for the 2,000,000 shares of common stock of the Company issued to Art under the Contemporaneous Agreements. The Preferred
Stock is to have the following characteristics:

     (a) An-Con will not authorize or issue any Preferred Stock which will be entitled to any rights or preferences senior to the Preferred Stock to be issued to Art.

     (b) In the event An-Con issues Preferred Stock having rights and preferences substantially equal to those of the Preferred Stock to be granted to Art ( Art
Preferred Stock ) it will do so only on consent of ART or it shall issue to Art at no additional cost to Art shares of An-Con s common stock having a current market value equal to $500,000.

     (c) The Art Preferred Stock will be entitled to dividends and preference to dividends on any other class or series of common stock or Preferred Stock on a fully
Participating basis with the common stock.

     (d) The Preferred Stock will be convertible into 2,000,000 shares of An-Con s common stock unless pursuant to its terms the number of shares of common stock into which it is convertible is otherwise adjusted due to sales of common stock at less than $1.00 per share, merger, acquisition, stock split, subdivision of shares prior thereto. There will be anti-dilution protection in the event of corporate reorganizations and similar transactions. There will be anti-dilution protection in the event the corporation issues common stock, or securities convertible into common stock, at a price per share less than the conversion rate applicable to the Art Preferred Stock which is presently
$1.00 per share.

     (e) Subject to adjustment in conversion rate in the case of sales by An-Con of common stock at prices less than $1.00 per share merger, consolidation, stock split or subdivision of shares, the Preferred Stock shall be converted into common stock at An-Con s option
("compulsory conversion") in the event the aggregate fair market value of the common stock acquirable upon conversion of the Preferred Stock exceeds four times the then current fair market value of the common stock as evidenced by the minimum bonafide bids at that time of at least one independent market maker for a period of 45 consecutive days immediately preceding the date of such compulsory conversion.

     (f) Subject to adjustment of the conversion rate in the case of conversion, or adjustment in the number of shares into which the Preferred Stock would be entitled to be converted in the event of merger, consolidation, stock split or subdivision of shares, the Preferred Stock will be entitled to vote with all the common stock of the corporation and will be entitled to the number of votes to which it would be entitled assuming it had been converted into common stock immediately prior to the occasion of voting.

     (g) The Preferred Stock shall have $2,000,000 minimum liquidation value and have a preference on liquidation.

     (h) The Preferred Stockholders will be entitled to receive reports made generally available to common stockholders.

Maxxim Medical, Inc. Asset Acquisition, Supply and
License Agreement

     On May 8, 1998, the Company entered into and consummated a strategic alliance agreement with Maxxim
Medical, Inc., ( Maxxim ), a Delaware corporation the shares of which are listed on the New York Stock
Exchange, which agreement provided for the acquisition by the Company of the trademark Bovie , a supply, license and distributorship arrangement concerning electrosurgical devices and the acquisition of Maxxim s electrosurgical generator product line in exchange for 3,000,000 shares of common stock of An-Con. More specifically, the agreement provides for (a) an irrevocable royalty-free sub-license to Maxxim to use the Bovie name on any electrosurgical products marketed by Maxxim; (b) a 2-year exclusive distributorship in Maxxim to resell the Bovie electrosurgical generator product line anywhere in the world, and (c) a non-exclusive right to sell An-Con products anywhere in the world. The distributorship arrangement provides for anticipated cooperation between Maxxim and An-Con with respect to research and development of new products and Maxxim s option to become the exclusive distributor thereof. Maxxim also agreed to certain minimum purchase orders for the Bovie generator product line, the Aaron 1200 generators and other An-Con products and accessories aggregating
$3,000,000 during the initial 5-year term of the agreement, subject to quality control and An-Con s ability to meet commercially reasonable purchase orders of Maxxim. Kenneth Davidson, the chairman of the Board of Maxxim, has been appointed a member of the Board of Directors of An-Con.

     As consideration for the foregoing, the Company agreed to exchange 3,000,000 shares of common stock for the Bovie Electrosurgical Generator line, the Bovie trademark and tradename, and entered into agreements for the aforementioned supply, license, and distributorship arrangement involving Maxxim s commitments to purchase the Company s current and future products. Due to the Company s exhaustion of its authorized shares, in lieu of common stock, the Company has issued a secured convertible promissory note to Maxxim in the principal amount of $3,000,000 due on May 7, 2008, bearing interest at the rate of 1% above the prime lending rate in effect at Nations Banc Montgomery Securities LLC which provides for ten annual payments of principal and interest commencing May 7, 1999. This note is secured by the Company s equipment and machinery, inventory including raw materials, work in process, finished goods, and accessories thereto and accounts receivable.
The nature of the secured convertible promissory note is such that, subject to the approval of shareholders, upon the filing of an amendment of the Certificate of Incorporation with the Secretary of State of Delaware effecting the increased authorized capitalization, such note, subject to adjustment in the event of intervening merger, acquisitions, stock splits or subdivisions, shall be automatically converted into 3,000,000 shares of common stock of the Company. In the event, the shareholders fail to authorize the increase as requested, the Company will be forced to seek alternate financing to meet its obligations under the note. No assurance can be given it will be successful in such endeavor.

     Based upon the foregoing and in the light of Company's acquisition program, the Company is seeking shareholder approval to amend the certificate of incorporation to provide for a total of 60,000,000 shares, of which 50,000,000 shares shall be common stock and 10,000,000 shares shall preferred stock. The increased authorized common stock, in addition to enabling the Company s acquisition program to continue, will permit the Company to complete the Maxxim asset acquisition and cancel the outstanding note for $3
Million. Of the 10,000,000 shares of preferred stock, authorized, 2,000,000 shares of the preferred stock will be issued exchanged for common stock pursuant to the agreement with ART and will have the aforementioned designated rights and preferences. The Company is presently seeking an authorization for a total
10,000,000 shares of blank preferred stock in order to give management the necessary flexibility in dealing with other potential opportunities requiring preferred stock and specified rights and preferences therefor.
Although the proposed amendment to the certificate of incorporation deals with blank preferred stock, subject to shareholder approval, the Company will file an appropriate Certificate of Designation of Rights and Preferences for 2,000,000 shares of such preferred stock as required pursuant to the ART transaction, heretofore described.








































      PROPOSED AMENDMENT OF THE COMPANY'S
CERTIFICATE OF INCORPORATION TO                   INCREASE THE
AUTHORIZED SHARES AND CREATE A BLANK PREFERRED STOCK

Article Fourth of the Company's Certificate of
Incorporation presently reads:

         FOURTH: The corporation shall
         be authorized to issue the
         following shares:
                          Number of
         Class              Shares          Par
Value

         Common         15,000,000          $0.001

Subject to the approval of shareholders, the Board of Directors intends to amend the Company's Certificate of Incorporation to provide for a new Article (Fourth) thereof, as follows:


         "FOURTH: The corporation shall
         be authorized to issue the
         following shares:
                           Number of
              Class          Shares         Par
Value

              Common       50,000,000  $0.001

              Preferred 10,000,000     $0.001

         The total number of shares of
         capital stock of all
         classifications which the
         Corporation shall have the
         authority to issue is
         60,000,000 shares, of which
         (1) FIFTY MILLION (50,000,000)
         shares shall be designated
         common stock, having a par
         value of $.001 per share, and
         (ii) TEN MILLION (10,000,000)
         shares shall be designated
         "Preferred Stock" having a par
         value of
         $.001 per share.

         (a)  All shares of common
         stock will be equal to each
         other and shall have all the
         rights granted to stockholder
         under the General Corporation
         Law of the State of Delaware,
         as amended, and the
         Certificate of Incorporation,
         including, without limitation,
         one vote for each share
         outstanding in the name of
         each holder, the power to
         elect directors or consent or
         dissent to any action to take
         place at any regular or
         special meeting of
         stockholders, and the right to
         receive dividends and
         distributions subject to the
         rights and preferences of any
         outstanding shares of
         Preferred Stock authorized
         hereby.
         (b)  The Preferred Stock may
         be issued from time to time in
         one or more classes and one or
         more series of each class with
         specified serial designations,
         shares of each series of any
         class shall have equal rights
         and shall be identical in all
         respects, and (1) may have
         specified voting powers, full
         or limited or may be without
         voting power, (2) may be
         subject to redemption at such
         time or times as may be
         designated, and at designated
         prices; (3) may be entitled to
         receive dividends (which may
         be cumulative or non-
         cumulative) at designated
         rates, on such conditions and
         specified times, and payable
         in any other class or classes
         of stock; (4) may have such
         rights upon the dissolution
         of, or upon any distribution
         of the assets of, the
         corporation; (5) may be made
         convertible into, or
         exchangeable for shares of any
         other class or classes or of
         any other series of the same
         or any other class or classes
         of stock of the Corporation,
         at such price or prices or at
         specified rates of exchange
         and with specified designated
         adjustments; and (6) may
         contain such other special
         rights and qualification, as
         shall hereafter be stated and
         expressed in the resolution or
         resolutions providing for the
         issue of such Preferred Stock
         from time to time adopted by
         the Board of Directors
         pursuant to the authority so
         to do which is hereby granted
         and expressly vested in the
         Board of Directors.

         The Board of Directors shall
         have authority to cause the
         Corporation to issue from time
         to time, without any vote or
         other action by the
         stockholders, any or all
         shares of stock of the
         corporation of any class or
         series at any time authorized,
         and any securities convertible
         into or exchangeable for any
         such shares, and any options,
         rights or warrants to purchase
         or acquire any such shares, in
         each case to such persons and
         on such terms (including as a
         dividend or distribution on or
         with respect to, or in
         connection with a split or
         combination of, the
         outstanding shares of stock of
         the same or any other class or
         series) as the Board of
         Directors from time to time in
         its discretion lawfully may
         determine; provided, that the
         consideration for the issuance
         of shares of stock of the
         corporation (unless issued as
         such a dividend or
         distribution or in connection
         with such a split or
         combination) shall not be less
         than the par value of such
         shares.  Shares so issued
         shall be full-paid stock, and
         the holders of such stock
         shall not be liable to any
         further calls or assessments
         thereon."

     Subject to the approval of shareholders, upon the filing of such Certificate of Amendment, the Board of Directors will cause a Certificate of Designation of Rights and Preferences to be filed, outlining the rights and preferences of the class of Preferred Stock issuable to ART as heretofore described.

Effect on Future Shareholder Rights

     The increase in the number of authorized shares of common stock, when and if issued, will not in any way change the inherent rights of existing or future common shareholders. If and when issued, each share of additional authorized Common Stock will continue to: (1) entitle the holder to one vote per share on matters to be voted upon by the shareholders; (2) not entitle the holder to any cumulative voting, cumulative dividends, preemptive, subscription or redemption rights; (3) entitle the holder to receive dividends from available funds, if and when declared by the Company's Board of Directors; (4) entitle the holder to share ratably in the assets of the Company legally available for distribution to shareholders in the event of liquidation, dissolution or winding up of the Company.



     The proposed 2,000,000 shares of Preferred Stock to be authorized and issued to ART, subject to shareholder approval, shall give the holder a priority in liquidation of the Company, up to $2,000,000. If such liquidation were to occur shortly after approval by shareholders, a substantial amount of the net proceeds derived from such liquidation would be allocable to the Preferred Stockholder (approximately $2,000,000) prior to any funds being allocable to common stockholders.

     Inasmuch as the Preferred Stock to be issued to ART is votable, the percentage of voting control now enjoyed by common stockholders will be commensurately diminished by up to 2,000,000 shares or approximately fifteen percent. In addition by virtue of the conversion privilege and the anti-dilution aspects of the Preferred Stock, it is not likely that ART will convert the Preferred Stock into common stock unless ART has a need to avail itself of liquidation of its investment or the market value of the common stock is otherwise at a level deemed favorable to ART to convert into common stock.

Adverse Aspects to Increased Authorized Capitalization of Common Stock and Creation of Blank Preferred Stock.

     Since the present issued and outstanding shares of the Company's Common Stock do not have any preemptive rights, the present shareholders of the Company risk dilution of the book value per share of their Common
Stock should the newly authorized stock be issued by the Company for a consideration less than current book value which was $.25 per share as of December 31, 1997. In addition, the percentage ownership of the common stock of present shareholders will be diminished with each future issuance of additional shares of common stock.
Furthermore, no shareholder approval may be required to issue such shares.




Any additional dilution factor is presently incalculable in that it is not yet determined at what price the securities will be offered both publicly and/or privately in the future, if offered at all, or for what price they will be exchanged as consideration for an acquisition candidate, if one is found.

     The proposed amendment also authorizes the Board of Directors to issue Preferred Stock of different classes (in addition to those heretofore discussed in connection with the ART transaction). The proposed authority gives the Board of Directors maximum discretion to fashion rights and preferences for future
Preferred Stock to be issued. This is deemed necessary by management to give it the broad latitude to act quickly when an acquisition opportunity presents itself and be able to fashion preferred stock containing rights and preferences in a variety of ways. Such possible future issuances (with no requirement to obtain shareholder approval prior thereto) may be specifically fashioned by management in a manner which will increase the likelihood of achieving the corporate objective for an acquisition of assets or acquisition of another company; however such newly issued preferred stock may also have an adverse effect on the interests of common stockholders due to provisions therein which may provide for voting, anti-dilution, conversion, priority in liquidation and possibly other factors not yet predictable or calculable.

Required Vote for Adoption

     Under Delaware Law the affirmative vote of a majority of the outstanding shares of the Company's
Common Stock is required for the approval of the proposed amendment to the Company's Certificate of Incorporation which increases the authorized shares available for issuance. Once given effect, a majority vote of the Company's Common Stock at a properly called meeting at which a quorum is present will be required to repeal or modify the amendment.

     THE BOARD OF DIRECTORS RECOMMENDS A  VOTE "FOR"
APPROVAL OF THE PROPOSED AMENDMENT OF THE COMPANY'S
CERTIFICATE OF INCORPORATION WHICH INCREASES THE
AUTHORIZED CAPITALIZATION OF THE COMPANY FROM FIFTEEN
(15) MILLION SHARES OF COMMON STOCK TO SIXTY (60)
MILLION SHARES CONSISTING OF 50,000,000 SHARES OF COMMON
STOCK PAR VALUE $.001 AND 10,000,000 SHARES OF PREFERRED
STOCK PAR VALUE $.001.

     Proposal 2
     Amend the Certificate of Incorporation
        to Change of Name of Corporation

     Since the Company has not engaged in any aspect of genetic analysis for number of years, management proposes that the name of the Company be changed. As all shareholders are aware, the Company is currently engaged in the manufacture and sale of a line of electro-surgical and other medical products together with industrial lighting. In addition the Company has recently acquired a new medical generator product line sold under the tradename Bovie , a highly respected and well known name in the electro medical device industry.
Accordingly management believes that the name "Bovie
Medical Corporation" will provide the benefits of a well known and highly respected name in the medical device field, preserve the product identity of the corporation and remove the misleading characteristic of it being a genetics company.

     Management anticipates a need to change the Company's trading symbol for its shares which are presently traded on the OTC electronic bulletin board under the symbol "AGNT" and, subject to shareholder approval for the change of name, has proposed a new symbol for the OTC Bulletin Board. As of the date hereof no symbol has been determined nor has any application therfor been submitted to the OTC Bulletin
Board.

    Amendment of Certificate of Incorporation

     Article "First" of the Company's certificate of incorporation presently reads:

   "First: the name of the corporation is "An-Con
Genetics, Inc."

     Subject to the approval of shareholders, the Board of Directors has resolved to amend the Company's certificate of incorporation to provide for a new article First thereof to read as follows:

   "First: the name of the corporation is:  Bovie
Medical Corporation .

Required Vote for Adoption

     Under Delaware Law the affirmative vote of a majority of the outstanding shares of the Company's
Common Stock is required for the approval of the proposed amendment to the Company's Certificate of Incorporation which increases the authorized shares available for issuance. Once given effect, a majority vote of the Company's Common Stock at a properly called meeting at which a quorum is present will be required to repeal or modify the amendment.







          Recommendation of Management

THE BOARD OF DIRECTORS RECOMMENDS VOTE APPROVING THE
PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF
INCORPORATION TO CHANGE THE NAME OF THE CORPORATION FROM
AN-CON GENETICS, INC. TO "Bovie Medical Corporation".

                   Proposal 3
Ratification of Company s 1998 Non-Statutory Stock
           Purchase and Option Plan

     In January, 1998, the Board of Directors adopted a new stock option plan for the purpose of acquiring, retaining and incentivizing executive and other key employees and consultants of the Company and its subsidiary, Aaron Medical Industries, Inc. The
Company s 1998 Non-Statutory Stock Purchase and Option
Plan (the Plan ) authorizes the issuance of options to employees and consultants of the corporation to purchase up to a total of 1,200,000 shares thereunder.



     The Plan requires that options may be issued at an exercise price equal to at least 80% of the market price for the Company s shares in the over-the-counter market
(on the Electronic Bulletin Board). Any options issuable to officers or directors under the Plan must be issued at an exercise price equal to no less than the then current market price for the shares in the over-the-counter market. The determination for grant of options is made by the Board of Directors under the Plan. The options are non-transferable. The Option shall terminate and expire on the expiration date of the option. In addition each option shall automatically terminate upon the earlier of:

(i) The termination of the Optionee's employment with the Company for cause (as defined under the Plan);

(ii) The expiration of twelve (12) months from the date of termination of the Optionee's employment with the company for any reason other than death, without cause;
provided, that if the Optionee dies within such twelve-month period, subclause (iii) below shall apply; or

(iii) The expiration of fifteen (15) months after the date of death of the Optionee.

Potential Adverse Aspects of the Plan:

     Although management believes it is in the interests of shareholders that the Plan be approved in order to attract and retain qualified employees and consultants, since the Plan authorizes the grant of options to purchase up to 1,200,000 shares, the future grant and exercise of the options would tend to dilute the percentage ownership of shareholders in the Company.
Furthermore, the nature of the options is such that the options would be exercised at a time that the Company would be able to derive a higher price for Company shares than the exercise price.

          Recommendation of Management

     MANAGEMENT BELIEVES THAT IT IS ESSENTIAL TO HAVE
THE PLAN IN ORDER TO ATTRACT AND RETAIN ITS OFFICERS,
DIRECTORS AND CONSULTANTS AND RECOMMENDS THAT THE
SHAREHOLDERS VOTE TO RATIFY THE COMPANY S 1998 NON-
STATUTORY STOCK PURCHASE AND OPTION PLAN.

                  Other Matters

     The Board of Directors of the Company knows of no other matters to come before the Meeting, other than that which is set forth herein and in the accompanying
Notice of Special Meeting. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying
Proxy to vote such Proxies as in their discretion they may deem advisable.


        Rights of Dissenting Shareholders

     Dissenting shareholders do not have any rights of appraisal with respect to the proposals to which this Proxy Statement relates. Any negative vote with respect to any specific proposal, will, of course, be duly noted and recorded in the computation to determine whether majority approval has been obtained.

By Order of the Board of Directors


                    President

Melville, New York
May     , 1998


PROXY CARD

AN-CON GENETICS, INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

The undersigned hereby appoints Andrew Makrides and Delton Cunningham each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated above, all the shares of common stock of An-Con Genetics, Inc. held of record by the undersigned on May 31, 1998, at the meeting of shareholders to be held on July ____, 1998 or any adjournment thereof.

     In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed will be voted in the manner directed herein by the undersigned shareholder.
If no direction is made, this proxy will be voted
FOR Proposals 1, 2 and 3. Please sign exactly as your name appears on the reverse side. When shares are held by joint tenants, both should sign.*

*When signing as attorney, as executor,
administrator, trustee or guardian, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or other authorized officer. If shareholders is a partnership, please sign in partnership name by authorized person.

 (To Be Signed on Reverse Side.)










          FRONT OF CARD

           PROXY CARD





      AN-CON GENETICS, INC.








     A    Please mark your




                votes as in this



                    example.









            Vote For
             Against
            Withhold





1.   Proposal to increase
            the authorized
         capitalization from
          15,000,000 shares
          par value $.001 to
          60,000,000 shares,
          par value $.001 of
           which 50,000,000
           shares shall be
          common Stock, par
           value $.001 per
                share.
2.   Proposal to change
           the name of the
            Corporation to
             Bovie Medical
             Corporation.
1.   Proposal to ratify
          the Company s 1998
            Non-Statutory
          Stock Purchase and
             Option Plan.
















              ____






























































SIGNATURE(S)    _____________________________
DATE  __________________


NOTE:   Please sign exactly as name appears hereon.  Joint owners
should each sign. When signing as attorney, executor, administrator trustee or guardian, please give full title as such.

          BACK OF CARD